Exhibit 99.(k)(2)

YIELDSTREET PRISM FUND, INC.

FORM OF AMENDMENT TO

ADMINISTRATION AGREEMENT

This Amendment dated as of ___, 2023, is to the Administration Agreement made as of the __ day of ___, 20__ (the “Agreement”) by and between Yieldstreet Prism Fund Inc. (the “Company”), , a Maryland Corporation, and Yieldstreet Management, LLC (the “Administrator”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, both the Administrator and the Company wish to amend Section 4(b) of the Agreement; and

WHEREAS, the Board of Directors of the Company, including a majority of the Independent Directors of the Company, approved the following amendment at a meeting called for such purpose on May 15, 2023.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that Section 4(b) of the Agreement shall be amended and restated in its entirety, as follows:

(b) The Company shall bear all fees, costs and expenses incurred in connection with its operation, administration and transactions and that are not specifically assumed by the Administrator (or the Adviser, if not the Administrator, including but not limited to those relating to: (i) its organization; (ii) any offering of the Company’s securities, including any underwriting discounts or commissions and any related legal or accounting fees and expenses; (iii) the establishment or operation of any credit facility or other leverage utilized by the Company; (iv) interest payable on debt, if any, incurred by the Company; (v) sales and purchases of the Company’s common stock and other securities, including in connection with any tender offers or repurchase offers relating thereto; (vi) any material acquisition, merger, consolidation, reorganization, asset sale or other business combination involving the Company; (vii) any annual or special meeting of stockholders of the Company; (viii) management fees and related expenses payable under the Advisory Agreement; (ix) amounts payable under this Agreement; (x) federal and state registration fees; (xi) federal, state, local and foreign taxes; (xii) independent directors’ fees and expenses; (xiii) the Company’s allocable portion of any fidelity bond, directors and officers / errors and omissions liability insurance and any other insurance premiums; (xiv)    the acquisition or disposition of investments, including any brokerage fees or commissions and any legal, accounting or due diligence fees or expenses relating thereto; (xv)   the investigation and monitoring of the Company’s investments, including travel-related expenses; (xvi) calculating net asset value; (xvii) fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); (xviii) transfer agent and custodial fees; (xix) the retention of any sub-administrator or third-party compliance firm; (xx) marketing efforts (including attendance at investment conferences and similar events); (xxi) any exchange listing fees; (xxii)    preparing, printing and disseminating proxy materials, stockholders’ reports and other notices; (xxiii) preparing and submitting government filings, including periodic and other reports; (xxiv) independent audits and the engagement of outside accountants and legal counsel; (xxv) legal services provided by the Administrator’s in-house legal team to the Administrator for the benefit of the Company; (xxvi) reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws; and (xxvii) printing, mailing and all other direct expenses incurred by either of the Adviser, the Administrator or the Company in connection with administering the Company’s business, including payments under this Agreement that are based upon the Company’s allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to the Company under this Agreement, including the allocable portion of the compensation of the Company’s chief financial officer and chief compliance officer and their respective staffs.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

YIELDSTREET PRISM FUND INC.

By:

YIELDSTREET MANAGEMENT, LLC

By: